Exhibit 10.13

ALBEMARLE CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated
Effective January 1, 2005

Albemarle Corporation
Supplemental Executive Retirement Plan
As Amended and Restated Effective January 1, 2005

INTRODUCTION

Albemarle Corporation adopted the Albemarle Corporation Supplemental Executive Retirement Plan (the “Plan”) effective April 26, 2000. This Plan represents an amendment and restatement of the Albemarle Corporation Excess Benefit Plan and the Albemarle Corporation Supplemental Retirement Plan which were originally adopted by the Board on February 8, 1994. The Excess Benefit Plan and the Supplemental Retirement Plan were amended effective April 26, 2000, to simplify the Plans’ administration with respect to the calculation of benefits and to clarify the benefits provided to certain employees. In addition, effective as of April 26, 2000 the Excess Benefit Plan and the Supplemental Plan were merged. The resulting plan was renamed the Albemarle Corporation Supplemental Executive Retirement Plan.
The Board believes that the adoption of the Plan will assist it in attracting and retaining those employees, whose judgment, abilities and experience will contribute to the Company’s success.
The Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing supplemental retirement benefits for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974, as amended). The Plan must be administered and construed in a manner that is consistent with that intent. The Plan is intended to comply with the provisions of Section 409A of the Code, and any and all rules and regulations promulgated thereunder.
The Plan provides the following benefits:
1.    The difference between (i) the employee’s accrued benefit under the Company’s tax-qualified defined benefit pension plan in light of the benefit limitations provided under Code section 415, and (ii) the full value of the benefits such employee would otherwise have received under such plan but for such limitation;
2.    The difference between (i) the employee’s accrued benefits under the Company’s tax-qualified defined benefit pension plan in light of the compensation cap provided under Code section 401(a)(17), and (ii) the full value of the benefits such employee would otherwise have received under such plan but for such limitation;
3.    Certain benefits lost as a result of deferrals under the Executive Deferred Compensation Plan.
4.    The Board also approved the provision of supplemental executive retirement benefits to designated executives whose relatively short service with the Company or an Affiliate would otherwise limit their career retirement benefits. To the extent an individual is specifically designated as entitled to these supplemental retirement benefits, those benefits are provided under this Plan.

Albemarle Corporation
Supplemental Executive Retirement Plan
As Amended and Restated Effective January 1, 2005

ARTICLE I
DEFINITIONS
1.01    Actuarial Equivalent means a benefit of equivalent value based on the factors and assumptions employed in determining actuarial equivalencies to the normal form of benefit under the Retirement Plan.
1.02    Affiliate means any entity that is a member of a controlled group of corporations as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(c), of which the Corporation is a member according to Code section 414(b), and which has, with the approval of the Board, adopted the Plan by action of its board.
1.03    Annuity Starting Date means the first day of the first month for which a benefit is payable under the Plan.
1.04    Beneficiary means the person or persons who are designated by a Participant on a form provided by the Company for such purpose, to receive any benefits that may become payable under the Plan after the death of the Participant. In the absence of a designation of a Beneficiary or in the event a Participant’s designated Beneficiary predeceases him or her, the Participant’s Beneficiary shall be his or her spouse, or if there is no spouse, the Participant’s estate.
1.05    Benefit means a Participant’s Excess Benefit, Short Service Benefit, and/or Supplemental Benefit, as applicable, under the Plan.
1.06    Board means the Board of Directors of Albemarle Corporation.
1.07    Code means the Internal Revenue Code of 1986, as amended.
1.08    Committee means the Employee Relations Committee of the Company or any successor committee, which shall, in accordance with the provisions of Article IX hereof, be responsible for the management and administration of the Plan.
1.09    Company or Corporation means Albemarle Corporation.
1.10    Change in Control is defined in Appendix II attached hereto.
1.11    Disability or Disabled shall mean a Participant’s inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer.
1.12    Eligible Employee means an individual employed by the Company or an Affiliate who is in a select group of management or is a highly compensated employee of the Company and its Affiliates. An individual shall remain an Eligible Employee only so long as the individual remains in such select management group or continues to be highly compensated.

1.13    Excess Benefit means the benefit, if any, that a Participant becomes entitled to pursuant to Section 3.01(a) of this Plan.
1.14    Executive Deferred Compensation Plan or EDCP means the Albemarle Corporation Executive Deferred Compensation Plan, as amended from time to time.
1.15    Participant means, so long as he remains so designated or to the extent he has accrued a vested benefit under the Plan, an Eligible Employee who becomes a participant in the Plan in accordance with Article II.
1.16    Plan means this Plan which restates and amends the Albemarle Corporation Supplemental Executive Retirement Plan, originally established as a result of the April 26, 2000 merger of the Albemarle Corporation Supplemental Retirement Plan and the Albemarle Corporation Excess Benefit Plan, as amended from time to time.
1.17    Retirement and Retire mean separation from service with the Company or an Affiliate at or after (a) attaining age 65 or (b) attaining age 55 and either (i) having completed 10 years of service with the Company, or (ii) having qualified for benefits under the Company’s long-term disability plan. A year of service for this purpose means a calendar year during which the individual has completed 1,000 hours of service.
1.18    Retirement Plan means the Albemarle Corporation Pension Plan, as amended from time to time.
1.19    Section 409A means Section 409A of the Code and any and all rules and regulations promulgated thereunder.
1.20    Short Service Benefit means the benefit, if any, that a Participant becomes entitled to pursuant to the provisions of Section 3.01(b) of this Plan.
1.21    Supplemental Benefit means the benefit, if any, that a Participant becomes entitled to pursuant to the provisions of Section 3.01(c) of the Plan.
1.22    Survivor Annuity means a benefit in the form of a life and 100% survivor annuity with 60 monthly payments guaranteed.
ARTICLE II
PARTICIPATION
Each Eligible Employee shall automatically become a Participant in the Plan, with respect to the Excess Benefits provided under Plan section 3.01(a), as of the date such Employee’s benefit under the Retirement Plan is first limited by Code section 401(a)(17) and/or 415 or, if earlier, the Eligible Employee makes a deferral under the EDCP. An Eligible Employee recommended by the Company’s Executive Committee and approved by the Executive Compensation Committee shall become a Participant in the Plan, with respect to the Short Service Benefit provided under Plan section 3.01(b) or the Supplemental Benefit provided under Plan Section 3.01(c), as of the effective date designated by the Company’s Executive

Committee. An Eligible Employee who becomes a Participant with respect to a benefit under Plan section 3.01(b) or 3.01(c), shall continue to participate in the Plan with respect to such benefit until such date as the Company’s Executive Committee may declare the individual in question no longer eligible to participate.
ARTICLE III
BENEFITS
3.01    Amount of Benefit.
Subject to the limitations set forth in Articles IV (Vesting), V (Guarantees) and VI (Termination, Amendment, or Modification of Plan), the benefits of a Participant and his Beneficiary shall be as follows:
(a)    Excess Benefits. A Participant shall be entitled to Excess Benefits under this Plan as follows:

(i)
A Participant shall be entitled to a benefit equal to the difference between (A) the benefits that accrue to the Participant under the Retirement Plan and (B) the benefits the Participant would have accrued under the Retirement Plan but for the application of Code section 415 (the annual limit on benefits under the Retirement Plan ($170,000 for 2005, $175,000 for 2006, $180,000 for 2007, and $185,000 for 2008)).

(ii)
A Participant shall be entitled to a benefit equal to the difference between (A) the benefits the Participant would have accrued under the Retirement Plan but for (i) the application of the limits set forth in Code section 401(a)(17) (the annual limit on compensation taken into account under the Retirement Plan ($210,000 for 2005, $220,000 for 2006, $225,000 for 2007, and $230,000 for 2008)) and (ii) any deferrals made by the Participant under the EDCP, and Code section 415, as applicable, and (B) the benefits that accrue to the Participant under the Retirement Plan.

(iii)	In no event shall a Participant accrue a duplicate benefit attributable to the same service or compensation under paragraphs (i) and (ii).

(iv)
To the extent a Participant’s Excess Benefit becomes payable prior to the time his benefit payable pursuant to the Retirement Plan commences, the amount of his Excess Benefit under this Plan shall be determined as if his Retirement Plan benefit were commencing at the same time as his Excess Benefit.

(b)    Short Service Benefits. A Participant shall be entitled to a Short Service Benefit under this Plan as follows:

(i)
Participants who have completed five years of service with the Company or an Affiliate (including service with Ethyl Corporation or one of its affiliates) and who are specifically designated for this purpose, in accordance with Article II shall also accrue an additional benefit hereunder equal to (A) minus (B) below, where:

(A)    is a benefit equal to the product of 4% times the Participant’s total years of service with the Company or an Affiliate (up to a maximum of fifteen years) payable as a life annuity and 5 year certain form of benefit, expressed in years and fractions of years and measured in cumulative monthly increments from the Participant’s initial date of employment, excluding any intervening period during which the Participant was not in the employ of the Company or an Affiliate, times the Participant’s Final Average Compensation; and
(B)    is the sum of the Actuarial Equivalents as of the time benefits are paid, of:
(I)    the Participant’s employer-provided Retirement Plan benefit, not including any Temporary Supplementary Early Retirement Allowance;
(II)    100% of the Participant’s Primary Social Security Benefit payable at his Social Security Retirement Age, as determined under the provisions of the Social Security Act in effect at the date of the occurrence triggering the determination, assuming that the Participant had continued in the employ of the Company at the annual base salary he was earning at the time such event occurred until what would have been his Social Security Retirement Age;
(III)    the benefit accrued by the Participant under Plan Section 3.01(a)(i); and
(IV)    the benefit accrued by the Participant under Plan Section 3.01(a)(ii).
(C)    Notwithstanding the foregoing provisions of this Section 3.01(b), in the event a Participant’s employment is terminated in connection with a Change in Control, the Participant’s Short Service Benefit under this Section 3.01(b) shall be calculated without regard to the offsets set forth in paragraph (B)(II) hereof.

(ii)	A Participant’s Short Service Benefit under this Section 3.01(b) shall be subject to reduction for early commencement as follows:
(A)    where a Participant commences the Short Service Benefit at a time at which he would be eligible to commence an Early Retirement Allowance (as defined in the Retirement Plan) under the Retirement Plan, the Short Service Benefit shall be reduced for payment prior to the Participant’s attainment of age 60; the amount of the reduction shall be determined using the same reduction factors as are used for determining a Participant’s Early Retirement Allowance (as defined in the Retirement Plan) under the Retirement Plan, and
(B)    where a Participant commences the Short Service Benefit at a time where he has not satisfied the requirements for an Early Retirement Allowance (as defined in the Retirement Plan) under the Retirement Plan, the Short Service Benefit shall be reduced for payment prior to the Participant’s attainment of age 65; the amount of the reduction shall be determined using the same reduction factors as are used for determining a Participant’s deferred Vested Allowance (as defined in the Retirement Plan) benefit under the Retirement Plan.
(c)    Supplemental Benefits
For any Participant who is specifically designated by the Company, such Participant shall be entitled to a Supplemental Benefit under this Plan as follows:

(i)
The Participant’s Supplemental Benefit shall be calculated under Plan Sections 3.01(a)(i) and (ii) based on the formula under the Retirement Plan, and using the Participant’s service and compensation with Ethyl Corporation and the Company.

(ii)
Except as otherwise provided on Appendix I, benefits payable under this Section 3.01(c) shall be offset by any benefits payable under the qualified retirement plans sponsored by Ethyl Corporation and the Company and any benefits payable under non-qualified retirement plans sponsored by Ethyl Corporation and the Company.

(iii)
With regard to the Participant indicated on Appendix I whose benefit was frozen, the benefit determined under this paragraph (c) shall be frozen as of December 31, 2002, provided, however, the frozen benefit shall (A) include an additional three years of service, and (B) be actuarially increased by a factor, the numerator of which is the Participant’s life expectancy as of December 31, 2002 and the denominator of which is the Participant’s life expectancy as of December 31, 2005, which adjustment under this clause (B) is made to reflect the delay in the commencement of benefits from December 31, 2002.

(d)    Special Rules on Final Average Compensation.

(i)
For purposes of determining a Participant’s benefit under Plan Section 3.01(b), Final Average Compensation means, effective April 26, 2000, for a Participant as of any date, one-third of the sum of (i) the Participant’s annual base salary and (ii) 100% of any annual cash bonus paid pursuant to the Albemarle Corporation 1998 Incentive Plan (or any successor Plan) and (iii) the value (as of January 31, 2002) of any vested Restricted Incentive Units awarded pursuant to the Restricted Incentive Unit Award Agreement between the Company and the Participant dated January 31, 2002 (“1/31/02 Agreement”), which salary and bonus are received by the Participant and which vested Restricted Incentive Units were granted, during the three consecutive highest paid calendar years of employment by the Company or an Affiliate during the ten consecutive calendar years or the total period of employment, if less, immediately preceding the date of the event the occurrence of which triggers the determination.

(ii)
Effective December 31, 2010, for Participants who retire on or after December 31, 2010, for purposes of determining such Participants’ benefits under this Plan, the amount of each Participant’s Final Average Compensation shall be frozen as of December 31, 2010; provided, however, that, for Participants who retire on or after December 31, 2015, such Participants’ Final Average Compensation shall be determined as of December 31, 2012, and for Participants who retire on or after December 31, 2020, such Participants’ Final Average Compensation shall be determined as of December 31, 2014. For purposes of determining Short Service Benefits under Section 3.01(b), to the extent a Participant's Final Average Compensation is frozen under this paragraph (ii), such Participant's Primary Social Security Benefit shall also be frozen for purposes of determining the offset under Section 3.01(b)(i)(B)(II).

(iii)
For purposes of determining Excess Benefits under Section 3.01(a), for Participants whose Final Average Compensation is limited under the provisions of Code Section 401(a)(17), Final Average Compensation as of December 31, 2010, December 31, 2012 or December 31, 2014, as applicable, shall be determined based on the applicable Code Section 401(a)(17) limit in effect on the relevant benefit determination date, but not in excess of the Participant’s total compensation (without regard to the Code Section 401(a)(17) limit) as of December 31, 2010, December 31, 2012 or December 31, 2014, as applicable.

(e)    For purposes of determining a Participant’s accrued benefits under this Plan section 3.01:

(i)	compensation and benefits shall be calculated without regard to any elections by a Participant to defer any amount under the Executive

Deferred Compensation Plan that otherwise would have been paid to the Participant for the relevant period in the absence of such an election.

(ii)
compensation used in the calculation of benefits that the Participant would have accrued under the Retirement Plan but for the limitations of Sections 401(a)(17) and 415 of the Code, shall include (a) the income recognized on account of a bonus (whether in the form of cash or other property) granted to such Participant on April 24, 1996, who was a full-time employee of the Company on such date, and any cash payment made by the Company to reimburse the Participant for the federal and state income taxes resulting from such income recognition, and (b) fifty percent (50%) of the value of any vested Restricted Incentive Units awarded pursuant to the 1/31/02 Agreement, provided that the value of such vested Restricted Incentive Units shall be determined and included as compensation for purposes of this paragraph (d) for the year in which such Units were granted.

(f)    A Participant shall accrue benefits under this Plan section 3.01, as applicable, from the effective date of his eligibility to participate in the Plan through the date of his death, Disability or Retirement or other separation from service or the date he is notified by the Company’s Executive Committee that he is no longer eligible to participate.
(g)    For Participants whose employment was terminated and Plan benefits commenced prior to 2005, such Participants’ benefits have been calculated under the terms of the Plan as in effect when they terminated employment.
(h)    In addition to any Excess Benefit, Supplemental Benefit and/or Short Service Benefit, to which a Participant is entitled, the Plan shall also be deemed to include any additional non-qualified retirement benefits resulting from individual agreements entered into between the Company and the Participant. Appendix III hereof reflects the special rules that apply to Participants' benefits under such individual agreements.
3.02    Death Benefits
(a)    With respect to the vested Excess Benefits accrued by a Participant under Plan section 3.01(a), if a Participant dies prior to payment of his Excess Benefit hereunder, the Participant’s surviving spouse, if any, shall be entitled to a benefit equal to 50% of the single life annuity benefit the Participant would have received at his earliest retirement date, calculated using the actuarial assumptions and methods set forth in the Retirement Plan. Benefits payable under this paragraph (a) shall be paid to the surviving spouse in a lump sum payment on the date the Participant would have attained age 55, provided, however, that if, at the time of death, the Participant had not yet completed ten years of service with the Company, then the benefit hereunder shall be paid on the date the Participant would have attained age 65. In the event a Participant subject to this paragraph (a) has no surviving spouse, no death benefit shall be paid under this paragraph.

(b)    With respect to a Participant’s vested Short Service Benefits and Supplemental Benefits accrued under Plan sections 3.01(b) and 3.01(c), if such Participant dies prior to payment of his Benefit hereunder, the Participant’s surviving spouse, if any, shall be paid a benefit that is equal to a 100% survivor’s annuity based on the Participant’s accrued benefit under the Plan as of his date of death calculated using the actuarial assumptions and methods set forth in the Retirement Plan. Short Service and Supplemental Benefits payable under this paragraph (b) shall be paid in a lump sum on the date the Participant would have attained age 55, provided, however, that if, at the time of death, the Participant had not yet completed ten years of service with the Company (and/or, for the Supplemental Benefit, Ethyl Corporation), then the benefit hereunder shall be paid on the date the Participant would have attained age 65. In the event a Participant subject to this paragraph (b) has no surviving spouse, no death benefit shall be paid under this paragraph.
(c)    In the event of a Participant’s death after his Annuity Starting Date the following rules shall apply: (i) with respect to Supplemental Benefits being paid in the form of a Survivor Annuity, benefits shall be paid to the individual (designated at the time benefits commence) to receive the 100% survivor annuity, and upon the death of the survivor annuitant, or in the event such annuitant does not survive the Participant, no additional benefit shall be paid unless the Participant (and survivor annuitant) had not yet received payments for the guaranteed 60 months of payments, in which latter event payments for the remainder of the 60 month period shall be made to the Participant’s Beneficiary, and (ii) any Benefits that should have been paid to the Participant but had not been paid as of the date of the Participant’s death shall be paid in a lump sum to the Participant’s personal representative, determined in accordance with state law.
(d)    For purposes of this Section 3.02, a lump sum shall be calculated using (i) a discount rate equal to the discount rate used by the Company for pension expense purposes for the year in which the lump sum is being calculated, and (ii) the mortality table used for pension expense purposes for such year.
3.03    Timing and Form of Payment
(a)    All Benefits. Subject to paragraph (b) hereof, vested Excess Benefits, Short Service Benefits and Supplemental Benefits under this Plan shall be paid in a lump sum on the later of (i) the first day of the month coincident with or next following the Participant’s fifty-fifth birthday (provided, however, that if the Participant has not completed 10 years of service for the Company, then the Participant’s sixty-fifth birthday), and (ii) the first day of the month following the Participant’s “separation from service” within the meaning of Section 409A, provided, however, that if the Participant is a “specified employee” (as such term is defined within the meaning of Section 409A) at the time of such separation from service, Benefits shall in no event be paid prior to six months after the Participant’s separation from service (referred to herein as the “Six-Month Rule”). Notwithstanding the preceding sentence, with regard to a Participant for whom the payment of Benefits has been delayed due to the Participant’s status as a specified employee: (a) a portion of such Participant’s Benefit equal to the employment taxes due on such Benefit, shall be paid out at the time the Participant’s Benefit would have been paid but for the required six-months delay; and (b) for the period from when such Benefit would have been paid but for the required six-months delay, until the time of payment to the Participant, the balance of the Benefit shall be credited with interest on such balance calculated at the same rate as the discount rate used for calculating a lump sum under paragraph (e) of this Section 3.03.
(b)    Special Payment Rules. Notwithstanding the provisions of paragraph (a), (i) prior to February 1, 2006, Excess Benefits shall be paid in the same form and for the same period as benefits are paid under the Retirement Plan, (ii) effective February 1, 2006, Excess Benefits (other than those for which payment has already commenced) shall be paid in a lump sum, (iii) Supplemental Benefits, with respect to Participants designated on Appendix I, shall be paid as a Survivor Annuity, and (iv) for the Participant designated on Appendix IV, Excess Benefits and Short Service Benefits shall be paid at the time and in the form set forth in Appendix IV.
(c)    Change in Control. Notwithstanding any of the foregoing, in the event there is a Change in Control and a Participant’s employment is terminated within 24 months after the Change in Control, the Participant’s Benefits shall be paid in a lump sum payment upon the termination of employment, subject to the Six-Month Rule (as described in paragraph (a) above).
(d)    Disability. Notwithstanding any of the foregoing, in the event a Participant has a Disability, the Participant’s Short Service Benefits shall be paid in a lump sum payment upon the Disability.
(e)    Lump Sums. For purposes of this Section 3.03, a lump sum shall be calculated using (i) a discount rate equal to the discount rate used by the Company for pension expense purposes for the year in which the lump sum is being calculated, and (ii) the mortality table used for pension expense purposes for such year.
ARTICLE IV
VESTING
4.01    Vesting of Benefits
A Participant shall vest in his benefits under this Plan as follows:
(a)    Excess and Supplemental Benefits. A Participant’s right to receive an Excess Benefit under Plan section 3.01(a) and a Supplemental Benefit under Plan Section 3.01(c), exists only if his employment terminates at a time or as a result of an event that would have caused such benefit to vest under the terms of the Retirement Plan, while the Plan is in effect and the Participant remains designated as a Participant at the time of such termination.
(b)    Short Service Benefits. No Short Service Benefits under Plan section 3.01(b) shall be vested unless and until the Participant has completed five years of service with the Company.
(c)    Death. In the event a Participant dies prior to vesting in his Excess, Short Service or Supplemental Benefits under this Plan, no benefits shall be payable under this Plan.

(d)    Forfeitures for Inappropriate Conduct. Notwithstanding any of the foregoing, a Participant shall forfeit all benefits from the Plan if the Committee determines, in its sole discretion, that his employment is terminated as a result of fraud, dishonesty, conviction of or pleading guilty to a felony, or embezzlement from the Company or an Affiliate. Further, in the event the Committee determines, in its sole discretion, that a Participant who has separated from service for any reason is guilty of fraud, or dishonesty against the Company or an Affiliate or is convicted of or pleads guilty to a felony against or embezzlement from the Company or an Affiliate shall forfeit his entitlement to any further payments or benefits under the Plan.
(e)    Change in Control. Notwithstanding any of the foregoing, in the event of a Change in Control, all Benefits shall be fully vested.
ARTICLE V
GUARANTEES
Albemarle Corporation and any Affiliate participating in the Plan has only a contractual obligation to pay the benefits described in Article III. All benefits are to be satisfied solely out of the general corporate assets of the Company or the appropriate Affiliate which shall remain subject to the claims of its creditors. No assets of the Company or a participating Affiliate will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan. If the Company in its sole discretion, elects to purchase life insurance on the life of a Participant in connection with the Plan, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under the Plan will be forfeited.
ARTICLE VI
TERMINATION, AMENDMENT OR MODIFICATION OF PLAN
6.01    Plan Termination
Except as otherwise specifically provided, the Company reserves the right to terminate, amend or modify this Plan, wholly or partially, at any time and from time to time. Any such termination, amendment or change may not affect or alter the benefits paid or obligations to any employee who died, became Disabled or Retired before the termination, amendment, or change or whose benefits vested in accordance with Article IV. Such right to terminate, amend or modify the Plan shall be exercised for the Company either by its Board or Executive Compensation Committee. In addition, the Employee Relations Committee has the authority to amend or modify the Plan (i) to the extent such amendment is required by law, (ii) if the amendment constitutes minor administrative changes necessary for the administration of the Plan; or (iii) if such amendment is of general applicability to Participants and does not create an incremental cost in excess of $250,000 per year.
6.02    Notice Requirement

(a)    Plan section 6.01 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby.
(b)    Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to it at 451 Florida Street, Baton Rouge, LA 70801; addressed to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.
6.03    Effect of Plan Termination
Except as provided in Plan section 6.01 and subject to the distribution of all vested benefits under the Plan, upon the termination of this Plan by the Board or Executive Compensation Committee, the Plan shall no longer be of any further force or effect, and, except as provided in Plan section 6.01 and subject to the distribution of all vested benefits under the Plan, neither the Company nor any Participant shall have any further obligation or right under this Plan. Likewise, except to the same extent protected in the event of termination, amendment or modification of the Plan, the rights of any individual who was a Participant and who is declared by the Committee to be no longer eligible shall cease upon such action.
Upon termination of the Plan, all vested Accounts shall be paid in a lump sum, only upon the occurrence of the earliest of the following events:

1.	Termination and liquidation of the Plan within 12 months of a qualifying corporate dissolution or bankruptcy;

2.	Termination and liquidation of the Plan pursuant to irrevocable action of the Company within 30 days before, or 12 months after, a Change in Control;

3.
A termination and liquidation of the Plan (i) that does not occur proximate to a downturn in the Company’s financial condition; (ii) where all plans required to be aggregated with the Plan are terminated; (iii) where no liquidation payments are made for at least 12 months after the Plan is terminated; (iv) where all payments are made by 24 months after the Plan is terminated; and (v) where the Company does not adopt a new plan of the same type, for at least three years after the Plan is terminated; or

4.	The applicable time or event under Section 3.03 of the Plan.
ARTICLE VII
OTHER BENEFITS AND AGREEMENTS
The benefits provided for a Participant and his Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company or a participating Affiliate for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company or a participating Affiliate in which a Participant is participating.
ARTICLE VIII
RESTRICTIONS ON TRANSFER OF BENEFITS
No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Committee, shall cease and terminate, and, in such event, the Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee may deem proper.
ARTICLE IX
ADMINISTRATION OF THE PLAN
9.01    The Committee
The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee’s interpretation and construction of any provision of the Plan shall be final and conclusive.
9.02    Indemnification of the Committee
The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.
9.03    Powers of the Committee
In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants, and Beneficiaries under the Plan, and to authorize all disbursements for such purposes.
9.04    Information

To enable the Committee to perform its functions, the Company and any participating Affiliate shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.
9.05    Claims Review Procedures
The benefit claims review procedure set forth in the Retirement Plan, as amended from time to time, is incorporated herein by reference and made applicable to the Plan.

ARTICLE X
MISCELLANEOUS
10.01    No Guarantee of Employment
The Plan does not in any way limit the right of the Company or any participating Affiliate at any time and for any reason to terminate the employment of a Participant in its employ. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and a Participant.
10.02    Binding Nature
The Plan shall be binding upon the Company, any participating Affiliate and successors and assigns, and, subject to the powers set forth in Article VI, upon a Participant’s, his Beneficiary’s or any of their assigns, heirs, executors and administrators.
10.03    Governing Law
To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice-of-law rules, except to the extent those laws would require the application of the law of a state other than Virginia) as in effect from time to time.
10.04    Masculine and Feminine; Singular and Plural
Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.
10.05    Section 409A
(a)    Notwithstanding any other provision of this Plan, it is intended that all post-2004 benefits under this Plan satisfy the provisions of Section 409A and this Plan shall be interpreted and administered, as necessary, to comply with such provisions.

(b)    With regard to benefits under this Plan that were earned and vested as of December 31, 2004, such benefits are intended to be grandfathered pursuant to the special grandfathering provision under Code section 409A, as described in IRS Notice 2005-1, Q&A 16.
ARTICLE XI
ADOPTION
The Company has adopted this Plan pursuant to action taken by the Board. With the approval of the Board, any Affiliate may adopt this Plan by action of its board of directors.
As evidence of its adoption of the Plan, Albemarle Corporation has caused this document to be signed by its duly authorized officer, this 30th day of December, 2008, and made effective as of January 1, 2005.
ALBEMARLE CORPORATION

By:	/s/ Darian Rich

APPENDIX I

PARTICIPANTS DESIGNATED FOR PLAN SECTIONS 3.01(b)(i) and 3.01(c)

Plan Section	Name	Service Date
3.01(b)(i)	Mark C. Rohr	3/22/1999
3.01(b)(i)	Jack P. Harsh	11/16/1998
*3.01(c)	Floyd D. Gottwald	3/1/1996
**3.01(c)	William M. Gottwald	9/1/1996
3.01(b)(i)	John M. Steitz	7/1/2000
3.01(b)(i)	George P. Manson, Jr.	5/1/2001
3.01(b)(i)	Scott A. Martin	7/1/2001
3.01(b)(i)	Paul F. Rocheleau	6/17/2002
3.01(b)(i)	Luther C. Kissam, IV	10/1/2003

(Last amended per action of the Executive Compensation Committee effective 10/1/2003.)
*Floyd D. Gottwald’s benefit was frozen in accordance with Section 3.01(c)(iii) of the Plan; when payable, his benefit shall be paid in the form of a Survivor Annuity.

**William M. Gottwald’s benefit shall not be offset by his benefit under any of the Ethyl Corporation plans, nor shall his benefit be frozen in accordance with Section 3.01(c)(iii) of the Plan.

APPENDIX II

Albemarle Corporation
Change In Control Provision
(a)    Change in Control means the occurrence of any of the following events that also constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of assets” of the Company, in each case, within the meaning of Section 409A:

(i)
any Person, or “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities of the Company that are entitled to vote generally for the election of the Company’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Company approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made). However, if any such Person or “group” becomes the Beneficial Owner of 20% or more, and less than 30%, of the Voting Securities, the Continuing Directors may determine, by a vote of at least two-thirds of the Continuing Directors, that the same does not constitute a Change in Control;

(ii)
as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Company’s board of directors, or any successor’s board of directors, within two years of the last of such transactions;

(iii)
the shareholders of the Company approve a Business Combination, unless immediately following such Business Combination, (1) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person (excluding any employee benefit plan or related trust of the Company or the Company resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the Company resulting from such Business Combination are Continuing Directors.
For purposes of this Appendix II and other provisions of this Plan, the following terms shall have the meanings set forth below:
(A)    Affiliate and Associate shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement (the “Exchange Act”).
(B)    Beneficial Owner means that a Person shall be deemed the “Beneficial Owner” and shall be deemed to “beneficially own,” any securities:
(i)    that such Person or any of such Person’s Affiliates or Associates owns, directly or indirectly;
(ii)    that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;
(iii)    that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or
(iv)    that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associates thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in ‘the proviso to subsection (iii) of this definition) or disposing of any voting securities of the Company provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter of securities who acquires any securities of the Company through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of the Company be deemed (1) the beneficial owner of any securities beneficially owned by another officer or director of the Company solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Company; or (2) the beneficial owner of securities held of record by the trustee of any employee benefit plan of the Company or any Subsidiary of the Company for the benefit of any employee of the Company or any Subsidiary of the Company, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.
(C)    Continuing Directors means any member of the Company’s Board, while a member of that Board, and (i) who was a member of the Company’s Board prior to December 15, 2006, or (ii) whose subsequent nomination for election or election to the Company’s Board was recommended or approved by a majority of the Continuing Directors.
(D)    Person means any individual, firm, company, partnership or other entity.
(E)    Subsidiary means, with references to any Person, any company or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such company or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

APPENDIX III

PROVISIONS FOR INDIVIDUAL AGREEMENTS
UNDER PLAN SECTION 3.01(h)

(1)
For benefits payable pursuant to the Agreement dated October 24, 2000, between the Company and J. Robert Greenwood, Mr. Greenwood's Plan benefits, which are grandfathered pursuant to Section 10.05(b) of the Plan and have been in pay status since January 1, 2001, shall continue to be paid in the same form and frequencies as his benefits have been paid since January 1, 2001.

(2)
For benefits payable pursuant to the Agreement dated September 30, 2000, between the Company and John S. Narcisse, Mr. Narcisse's Plan benefits, which are grandfathered pursuant to Section 10.05(b) of the Plan, shall be paid at the same time and in the same form as his benefits that are paid under the Retirement Plan.

(3)
For benefits payable pursuant to the Agreement dated January 15, 2000, between the Company and Vincent Gatto, Mr. Gatto's Plan benefits shall be paid at the same time and in the same form as provided for under Section 3.03 and other relavant provisions of the Plan.

APPENDIX IV

SPECIAL PAYMENT PROVISIONS UNDER
PLAN SECTION 3.03(b)(iv)

George Manson	Excess Benefits to be paid upon attainment of age 65 and Short Service Benefits to be paid as of January 1, 2009.

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